As filed with the Securities and Exchange Commission on May 2, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Key Energy Services, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	04-2648081
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1301 McKinney Street, Suite 1800, Houston, Texas	77010
(Address of Principal Executive Offices)	(Zip Code)

2019 Equity and Cash Incentive Plan

(Full Title of the Plan)

Katherine I. Hargis

Senior Vice President, General Counsel and Secretary

Key Energy Services, Inc.

1301 McKinney Street, Suite 1800

Houston, TX 77010

(Name and Address of Agent For Service)

713-651-4300

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, $0.01 par value per share	1,784,632 shares	$4.28	$7,638,224.96	$925.75

(1)

This registration statement registers the issuance of an aggregate of 1,784,632 shares of the common stock of Key Energy Services, Inc. (the “Company”), par value $0.01 per share (the “Common Stock”), comprised of 1,500,000 shares of Common Stock reserved for issuance under the Company’s 2019 Equity and Cash Incentive Plan (the “2019 Plan”) and 284,632 shares of Common Stock that were previously authorized to be issued under the Company’s 2016 Equity and Cash Incentive Plan (the “2016 Plan”) and remained available for issuance under the 2016 Plan as of the effective date of the 2019 Plan. For more information, see the introductory statement on the following page.

(2)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions. In addition, any shares subject to outstanding awards pursuant to the 2016 Plan that expire or are canceled, forfeited or otherwise terminated after May 1, 2019 will be added to the share maximum available for issuance under the 2019 Plan, but such shares are not covered by this registration statement.

(3)

Pursuant to Rule 457(c) and (h) under the Securities Act, the registration fee for the 1,7784,632 shares of Common Stock being registered is based upon a price of $4.28 per share, the average of the high ($4.49) and low ($4.07) sale prices of the Common Stock as reported on the New York Stock Exchange on April 30, 2019.

INTRODUCTORY STATEMENT

On May 1, 2019 (the “Effective Date”), at the 2019 Annual Meeting of Stockholders of Key Energy Services, Inc. (the “registrant” or the “Company”), the Company’s stockholders approved the Company’s 2019 Equity and Cash Incentive Plan (the “2019 Plan”), which the Company’s board of directors had previously adopted, subject to such stockholder approval. The 2019 Plan provides, among other things, that the total number of shares of our common stock, par value $0.01 per share (the “Common Stock”), that will be available for the grant of awards under the 2019 Plan (subject to equitable adjustment in the event of a change in the Company’s capitalization) will be the sum of (i) 1,500,000 shares of Common Stock, plus (ii) the number of authorized shares of common stock remaining available for grant under the Company’s 2016 Equity and Cash Incentive Plan (the “2016 Plan”) as of the Effective Date, or 284,632 shares of Common Stock (the “Unused Shares”). In addition, any shares subject to awards under the 2016 Plan outstanding at the Effective Date that subsequently terminate by expiration, forfeiture, cancellation or otherwise without the issuance of shares of Common Stock, are settled in cash or are exchanged prior to the issuance of shares of Common Stock for an award not involving shares of Common Stock will be added to the share maximum available for issuance under the 2019 Plan, but such shares are not covered by this registration statement on Form S-8 (the “Registration Statement”). Upon stockholder approval of the 2019 Plan, the 2019 Plan replaced the 2016 Plan, and no additional awards will be made under the 2016 Plan. This Registration Statement is filed by the Company to register 1,784,632 shares of Common Stock, including the Unused Shares.

Concurrently with this Registration Statement, the Company is filing a post-effective amendment to its prior registration statement (File No. 333-215175) to deregister the Unused Shares that are being carried forward under this Registration Statement and such prior registration statement will only remain in effect with respect to previously granted awards under the 2016 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*

The document(s) containing the information concerning the 2019 Plan required by Item 1 of Form S-8 and the statement of availability of registrant information, plan information and other information required by Item 2 of Form S-8 will be sent or given to employees as specified by Rule 428 under the Securities Act. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the U.S. Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Company will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Company will furnish to the Commission or its staff a copy of any or all of the documents included in such file. Any such request should be directed to Katherine I. Hargis, Senior Vice President, General Counsel and Secretary, at Key Energy Services, Inc., 1301 McKinney Street, Suite 1800 Houston, TX 77010, telephone number 713-651-4300.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Company is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Commission. The following documents, which are on file with the Commission (File No. 001-08038), are incorporated in this registration statement by reference:

(a) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed on March 15, 2019;

(b) the Company’s Current Reports on Form 8-K filed on January 25, 2019, February 6, 2019, February 26, 2019 (Item 5.07), March 28, 2019, April 5, 2019, April 26, 2019 and May 2, 2019 (in each case to the extent filed and not furnished); and

(c) the description of the Common Stock contained in the Company’s registration statement on Form 8-A, filed on December 15, 2016.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding information deemed to be furnished and not filed with the Commission), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

The description of the Common Stock contained in the Company’s registration statement on Form 8-A, filed on December 15, 2016, is incorporated herein by reference.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Reference is made to Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware (the “DGCL”) which provides for indemnification of directors and officers in certain circumstances.

The Company’s certificate of incorporation (the “Certificate of Incorporation”) contains a provision that is designed to limit the directors’ liability to the extent permitted by the DGCL and any amendments thereto. Specifically, directors will not be held personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for a breach of the duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of an improper dividend or improper repurchase of the Company’s stock under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The principal effect of the limitation of liability provision is that a stockholder is unable to prosecute an action for monetary damages against a director of the Company unless the stockholder can demonstrate one of the specified bases for liability. This provision, however, does not eliminate or limit director liability arising in connection with causes of action brought under the federal securities laws. While the Certificate of Incorporation limits the personal liability of directors, it does not eliminate the directors’ duty of care. The inclusion of the limitation of liability provision in the Certificate of Incorporation may, however, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited the Company and its stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director’s breach of the duty of care.

The Certificate of Incorporation and the bylaws of the Company also provide that the Company will indemnify its directors and officers to the fullest extent permitted by Delaware law. The Company is generally required to indemnify its directors and officers for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s position with the Company or another entity for which the director or officer serves at the Company’s request, subject to certain conditions, and to advance funds to its directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must have acted in good faith and in what was reasonably believed to be a lawful manner in the Company’s best interest. Pursuant to Section 145, the Company maintains directors’ and officers’ liability insurance coverage which insures the Company, its subsidiaries and the elected officers and directors of the Company and its subsidiaries, against damages, judgments, settlements and costs incurred by reason of certain acts committed by such persons in their capacities as officers and directors.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Index to Exhibits immediately preceding the exhibits is incorporated herein by reference.

Item 9.	Undertakings.

1. Item 512(a) of Regulation S-K. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. Item 512(b) of Regulation S-K. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Number	Description

3.1	Certificate of Incorporation of Key Energy Services, Inc. (incorporated herein by reference to Exhibit 3.1 to the Company’s Form 8-A filed with the Commission on December 15, 2016, File No. 001-08038)

3.2	By-laws of Key Energy Services, Inc. (incorporated herein by reference to Exhibit 3.2 to the Company’s Form 8-A filed with the Commission on December 15, 2016, File No. 001-08038)

5.1*	Opinion of Sullivan & Cromwell LLP

10.1	Key Energy Services, Inc. 2019 Equity and Cash Incentive Plan (incorporated herein by reference to Annex A to the Company’s Schedule 14A Proxy Statement filed with the Commission on March 15, 2019, File No. 001-08038)

23.1*	Consent of Grant Thornton LLP

23.2*	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.1)

24.1*	Power of attorney (included on the signature pages hereto)

*	Filed herein

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 2nd day of May, 2019.

Key Energy Services, Inc.

By:	/s/ Katherine I. Hargis
Katherine I. Hargis
Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Key Energy Services, Inc., hereby severally constitute and appoint Robert Saltiel and J. Marshall Dodson, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Key Energy Services, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Philip Norment Philip Norment	Chairman	May 2, 2019

/s/ Robert Saltiel Robert Saltiel	Director President and Chief Executive Officer (Principal Executive Officer)	May 2, 2019

/s/ J. Marshall Dodson J. Marshall Dodson	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	May 2, 2019

/s/ Louis Coale Louis Coale	Vice President and Controller (Principal Accounting Officer)	May 2, 2019

/s/ Paul T. Bader Paul T. Bader	Director	May 2, 2019

/s/ Sherman K. Edmiston, III Sherman K. Edmiston, III	Director	May 2, 2019

/s/ Bryan Kelln Bryan Kelln	Director	May 2, 2019

/s/ Jacob Kotzubei Jacob Kotzubei	Director	May 2, 2019

/s/ Steven H. Pruett Steven H. Pruett	Director	May 2, 2019

/s/ Mary Ann Sigler Mary Ann Sigler	Director	May 2, 2019

/s/ H.H. Tripp Wommack, III H.H. Tripp Wommack, III	Director	May 2, 2019